FOR IMMEDIATE RELEASE

CONTACT:	FREDDIE M. KOTEK
CHIEF FINANCIAL OFFICER
ATLAS AMERICA, INC.
1845 WALNUT STREET, SUITE 1000
PHILADELPHIA, PA 19103
215/546-5005
215/546-5388 (facsimile)

ATLAS AMERICA, INC.
REPORTS OPERATING RESULTS
FOR FIRST FISCAL QUARTER AND YEAR ENDED DECEMBER 31, 2004

Philadelphia, PA – February 3, 2005 — Atlas America Inc. (NASDAQ: ATLS) (“ATLS” or the “Company”) reported net income of $8.9 million for the first fiscal quarter ended December 31, 2004 as compared to $4.9 million for the first fiscal quarter ended December 31, 2003, an increase of 82%. Net income per common share-basic and diluted was $0.67 for the first fiscal quarter ended December 31, 2004 as compared to net income per common share-basic and diluted of $0.46 for the first fiscal quarter December 31, 2003, an increase of $0.21.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) was $21.5 million for the first fiscal quarter ended December 31, 2004 as compared to $11.3 million for the first fiscal quarter ended December 31, 2003, an increase of 91%. The following table reconciles EBITDA to our net income for the three months ended December 31, 2004 and 2003 (in thousands).

	Three Months Ended
	December 31,

	2004	2003

Net income	$8,892	$4,893

Plus:
Interest expense	1,690	487
Provision for income taxes	5,002	2,635
Depreciation, depletion and amortization	5,872	3,245

EBITDA	$21,456	$11,260

Management of ATLS believes that EBITDA provides additional information with respect to ATLS’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure of a business’ ability to generate cash flow without consideration of its financing structure. This measure is widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. It is also a financial measurement that, with certain negotiated adjustments, is reported to ATLS’s banks to establish conformance with its financial covenants under its current credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

Pro-forma net income, a non-GAAP measure, was $8.2 million for the three months ended December 31, 2004, or $0.61 per share-basic and diluted for the period. Pro-forma net income excludes ATLS's share of Atlas Pipeline Partners, L.P.'s (NYSE:APL) ("APL") "net arbitration settlement" related to the purported terminated acquisition of Alaska Pipeline Company ("APC"). The following table reconciles net income to pro-forma net income for the three months ended December 31, 2004 and 2003 (in thousands).

	Three Months Ended
	December 31,

	2004	2003

Net income	$8,892	$4,893
Less: Company's share of net arbitration settlement
resulting from terminated acquisition, net of taxes
of $390	692	--

Pro-forma net income	$8,200	$4,893

Pro-forma net income per share basic and diluted	$0.61	$0.46

On December 30, 2004, APL entered into an agreement with SEMCO settling all issues and matters related to SEMCO’s termination of the sale of APC to APL, and SEMCO paid APL $5.5 million. SEMCO Energy, Inc., the owner of APC, had sent APL a notice purporting to terminate the acquisition. APL pursued its remedies under the acquisition agreement. In connection with the termination and settlement, APL incurred approximately $1.1 million of costs during the three months ended December 31, 2004, which, have been netted against the $5.5 million settlement. In addition, APL incurred $3.0 million of costs which were expensed in our fiscal year ended September 30, 2004. The management of ATLS believes that the net income excluding our share of the “net arbitration settlement” is more fairly indicative of the continuing performance of the Company during the three months ended December 31, 2004. Further, the resulting pro-forma net income and pro-forma net income per share-basic and diluted have been presented for information purposes only.

Drilling & Fundraising

•	The number of wells we drilled, net to both our interest and that of our sponsored drilling investment partnerships, increased to 136 wells in the three months ended December 31, 2004 from 111 wells in the three months ended December 31, 2003, up 23%

•	We expect to drill approximately 725 net wells in fiscal 2005.

•	We raised $52.2 million in the first quarter of fiscal 2005.

Acreage

•	Atlas has an acreage position of approximately 438,900 net acres at December 31, 2004 up from 411,000 net acres at December 31, 2003, an increase of 7% in net acres.

•	Undeveloped acreage at December 31, 2004 was 239,500 net acres, up from 220,400 net acres at December 31, 2003, an increase of 9% in net acres.

•	We have identified 2,415 geologically favorable sites for drilling additional wells, of which 296 were set aside for the funds raised in the first quarter of fiscal 2005.

Wells & Production

•	We had interests in 5,896 gross wells at December 31, 2004, an increase of 499 gross wells (9%) from interests in 5,397 gross wells at December 31, 2003.

•	We operate approximately 4,986 wells out of 5,896 wells or 84% of the wells in which we have an interest.

•	Natural gas and oil production for our own account was 23.0 million cubic feet equivalent per day in the three months ended December 31, 2004, up from 22.2 million cubic feet equivalent per day in the three months ended December 31, 2003, an increase of 3% (4).

Atlas America, Inc. is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner of Atlas Pipeline Partners, L.P. (NYSE:APL).APL owns and operates more than 3,300 miles of natural gas gathering pipelines in Oklahoma, Texas, Pennsylvania, New York and Ohio and a gas processing facility in Oklahoma. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

The remainder of this release contains the Company’s consolidated balance sheets, statements of income and other related information relating to the Company’s operations during the periods indicated.

ATLAS AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	September 30,
	2004	2003

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,159	$29,192
Accounts receivable	28,561	24,113
Prepaid expenses	3,571	2,433

Total current assets	61,291	55,738
Property and equipment, net	325,033	313,091
Other assets, net	8,030	7,955
Intangible assets, net	7,010	7,243
Goodwill, net of accumulated amortization of $4,532	37,470	37,470

	$438,834	$421,497

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$2,621	$3,401
Accounts payable	28,138	20,869
Liabilities associated with drilling contracts	52,610	29,375
Accrued producer liabilities	10,881	8,815
Accrued liabilities	12,823	14,767

Total current liabilities	107,073	77,227
Long-term debt	59,966	82,239
Advance from parent	5,341	10,413
Deferred tax liability	23,067	21,442
Other liabilities	6,340	6,949
Minority interest	135,442	132,224
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $0.01 par value: 1,000,000 authorized shares	-	-
Common stock, $0.01 par value: 49,000,000 authorized shares	133	133
Additional paid-in capital	75,584	75,584
Accumulated other comprehensive loss	(843)	(2,553)
Retained earnings	26,731	17,839

Total stockholders' equity	101,605	91,003

	$438,834	$421,497

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	December 31,

	2004	2003

REVENUES
Well drilling	$30,558	$21,959
Gas and oil production	14,659	10,196
Gathering, transmission and processing	43,782	1,599
Well services	2,248	1,937

	91,247	35,691
COSTS AND EXPENSES
Well drilling	26,573	19,095
Gas and oil production and exploration	1,802	1,685
Gathering, transmission and processing	35,680	596
Well services	1,191	1,041
General and administrative	1,873	911
Depreciation, depletion and amortization	5,872	3,245

	72,991	26,573
OPERATING INCOME	18,256	9,118

OTHER INCOME (EXPENSE)
Interest expense	(1,690)	(487)
Minority interest in Atlas Pipeline Partners, L.P.	(7,220)	(1,271)
Arbitration settlement, net	4,446	--
Other, net	102	168

	(4,362)	(1,590)
Income from continuing operations before income taxes	13,894	7,528
Provision for income taxes	5,002	2,635

Net income	$8,892	$4,893

Net income per common share - basic
Net income per common share - basic	$0.67	$0.46

Weighted average common shares outstanding	13,333	10,688

Net income per common share - diluted
Net income per common share - diluted	$0.67	$0.46

Weighted average common shares outstanding	13,338	10,688

Results of Operations

        The following table sets forth information relating to our production revenues, production volumes, sales prices, production costs and depletion:

	Three Months Ended
	December 31,

	2004	2003

Production revenues (in thousands):
Gas (1)	$12,697	$9,066
Oil	$1,942	$1,123

Production volume:
Gas (mcf/day) (1) (4)	20,286	19,479
Oil (bbls/day) (4)	447	453
Total (mcfe/day) (4)	22,968	22,197

Average sales prices:
Gas (per mcf) (2)	$6.80	$5.06

Oil (per bbl)	$47.17	$26.94

Production costs (3):
As a percent of production revenues	12%	16%
Per mcf equivalent unit	$0.83	$0.80

Depletion per mcfe (4)	$1.28	$1.08

_________________

(1)	Excludes sales of residual gas and sales to landowners.

(2)	Our average sales price before the effects of hedging was $6.80 and $5.19 for the three months ended December 31, 2004 and 2003, respectively.

(3)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance, gathering charges and production overhead.

(4)	As used in this discussion, "mcf" and "mmcf" means thousand cubic feet and million cubic feet; "mcfe" and "mmcfe" means thousand cubic feet equivalent and million cubic feet equivalent, and "bbls" means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.